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                                                                  EXHIBIT 10.7



                         CHAIRMAN'S SERVICE AGREEMENT

         AGREEMENT, made as of this 10th day of June, 1998, by and between HEALTH CARE AND RETIREMENT CORPORATION, a Delaware corporation (the "Company"), and STEWART BAINUM, JR. ("Mr. Bainum").

                             W I T N E S S E T H

         WHEREAS, the Company and Manor Care, Inc. ("Manor Care") have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Manor Care will become a wholly-owned subsidiary of the Company; and

         WHEREAS, the Company wishes to retain the services of Mr. Bainum as Chairman of the Board of Directors of the Company, effective as of the "Effective Time" as defined in the Merger Agreement (the "Effective Time"); and

         WHEREAS, Mr. Bainum is willing, for the consideration provided, to serve as Chairman of the Board of Directors of the Company;

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

         1.  Service as Chairman. The Company hereby agrees to appoint
Mr. Bainum as Chairman of the Board of Directors of the Company effective as of the Effective Time, and Mr. Bainum hereby accepts such position, upon the terms and conditions set forth in
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this Agreement. This Agreement shall become effective if and only if the transactions contemplated by the Merger Agreement are consummated.

         2. Term. The term (the "Term") of Mr. Bainum's service under this Agreement shall be the period commencing at the Effective Time and shall continue until the third anniversary of the Effective Time or until such earlier date as determined by the Board of Directors of the Company consistent with their fiduciary duties.

         3. Compensation. The Company shall provide Mr. Bainum with the following compensation and other benefits:

         (a) Chairman's Fees. The Company shall pay to Mr. Bainum compensation for his services hereunder during the Term at the same rate as other directors of the Company and in accordance with the standard payment practices of the Company relating to payment of directors' fees.

         (b) Welfare Benefits. For the six-year period commencing at the Effective Time (including the portion of such six-year period following the end of the Term of this Agreement), the Company shall provide Mr. Bainum with medical, dental, life insurance, and long-term disability benefits that are at least substantially equivalent to the benefits provided by the Company to its executive officers.

         (c) Other Benefits. In addition to the compensation and
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benefits otherwise specified in this Agreement, Mr. Bainum shall be entitled during the Term to participate in, and to receive benefits under, the Company's benefit plans and programs that are or may be available to directors generally and on terms and conditions that are no less favorable than those generally applicable to other directors of the Company.

         (d) Expenses. Mr. Bainum shall be entitled to prompt reimbursement of
all   reasonable expenses incurred by him in performing services hereunder, provided he properly accounts therefor in accordance with the Company's policies.

         (e) Office and Services Furnished. The Company shall furnish to
Mr. Bainum, in a place selected by Mr. Bainum, suitable office space and secretarial assistance, together with access to a telephone, computer, printer, fax machine, and other necessary office equipment for the six-year period commencing at the Effective Time (including the portion of such six-year period following the end of the Term of this Agreement).

         4. Termination of Service By Death. In the event of the death of Mr. Bainum during the Term, Mr. Bainum's estate shall be entitled to receive the compensation pursuant to Section 3(a) and any other compensation and benefits to the extent actually earned by Mr. Bainum pursuant to this Agreement or any other benefit plan or program of the Company as of the date of such termination at the normal time for payment of such compensation or benefits,



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and any amounts owing under Section 3(d), and Mr. Bainum's spouse shall be entitled to medical and dental benefits described in Section 3(b) for the balance of the six-year period described in Section 3(b).

         5. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall, if Mr. Bainum so elects, be settled by arbitration, conducted before a panel of three arbitrators in Washington, D.C. in accordance with the applicable rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be final and binding on the parties. The panel of arbitrators shall be selected as follows: Mr. Bainum and the Company shall each designate an individual to act as arbitrator; the two arbitrators shall then jointly designate a third arbitrator.

         6. Legal Expenses. If any dispute or controversy arises under or in connection with this Agreement, the Company shall promptly pay all legal fees and expenses, including, without limitation, reasonable attorneys' fees, incurred by Mr. Bainum in seeking to obtain or enforce any right or benefit under this Agreement, provided, however, that this obligation of the Company shall not apply unless Mr. Bainum prevails in whole or in part.

         7. Successors. This Agreement shall be binding upon and inure to the benefit of Mr. Bainum and his estate and the Company
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and any successor of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by Mr. Bainum.

         8. Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to his residence in the case of Mr. Bainum and to its principal executive offices in the case of the Company. Either party may by giving written notice to the other party in accordance with this Section 9 change the address at which it is to receive notices hereunder.

         10. Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware
(without giving effect to principles of conflict of laws).

         11. Changes to Agreement. This Agreement may not be changed orally but only in a writing, signed by the party against
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whom enforcement is sought.

         12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

         13. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to its subject matter and supersedes all prior agreements, drafts, and written or oral representations of either party.

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         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.


                                     HEALTH CARE AND RETIREMENT CORPORATION

-----------------------              By:
Stewart Bainum, Jr.

                                     ATTEST:

                                     BY: